                                                                                                       Exhibit 12.1

                                  COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                  The ratio of earnings to fixed charges for each of the periods is indicated as follows (dollars
in thousands):

                                                                               Fiscal Year Ended
                                                  February 1,     January 31,    January 30,     January 29,     February 3,
                                                      1997           1998            1999            2000            2001
Earnings:
Earnings (loss) before provision for income
taxes, extraordinary charge and cumulative
effect of a change in accounting principle          $ 81,382        $109,603      $156,569        $218,635         ($32,997)

Equity in net loss of Barnes & Noble.com                –               –           71,334          42,047          103,936
Equity in net loss of iUniverse                         –               –             –              2,121            9,277
Equity in net loss of BOOK magazine                     –               –             –               –                 127
Fixed charges                                        115,649         123,589       116,758         124,936          170,931
                                                  --------------- -------------- --------------- --------------- ---------------
     Earnings                                       $197,031        $233,192      $344,661        $387,739        s $251,274

Fixed Charges:
Interest expense/financing fees                      $40,574        $ 38,112      $ 25,388        $ 25,214          $ 54,480
Estimated interest within rental expense              75,075          85,477        91,370          99,722           116,451
                                                 --------------- -------------- --------------- --------------- ---------------
     Fixed charges                                  $115,649        $123,589      $116,758        $124,936          $170,931

Fixed Charge Ratio                                      1.70            1.89          2.95            3.10              1.47